EXHIBIT 5

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE

                                  May 19, 1997


   WICOR, Inc.
   626 East Wisconsin Avenue
   Milwaukee, Wisconsin  53202

   Gentlemen:

             We have acted as counsel for WICOR, Inc., a Wisconsin corporation (the "Company"), with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,000,000 shares of Common Stock, $1.00 par value, of the Company (the "Common Stock") and the associated rights to purchase shares of Common Stock accompanying such shares of Common Stock (the "Rights"), which may be issued by the Company pursuant to The WICOR, Inc. Direct Stock Purchase and Divided Reinvestment Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of August 29, 1989, by and between the Company and The Chase Manhattan Bank (f/k/a Manufacturers Hanover Trust Company) (the "Rights Agreement").

             In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the exhibits (including those incorporated by reference) constituting a part of said Registration Statement; (c) the Restated Articles of Incorporation and By-Laws of the Company, as amended to date; (d) the Rights Agreement; (e) resolutions of the Company's Board of Directors relating to the authorization of the issuance of the securities subject to the Registration Statement; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. It is presently contemplated that the shares of Common Stock to be acquired under the Plan will either be purchased in the open market or purchased directly from the Company. To the extent shares of Common Stock to be acquired under the Plan shall constitute shares newly issued by and purchased directly from the Company, such shares of Common Stock when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section may be interpreted by a court of law.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                 Very truly yours,



                                 FOLEY & LARDNER